As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lime Energy Co.

(Exact name of registrant as specified in its charter)

Delaware	36-4197337
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

3 Convery Blvd., Suite 600
Woodbridge, New Jersey	07095
(Address of registrant’s principal executive offices)	(Zip Code)

LIME ENERGY CO. 2008 LONG-TERM INCENTIVE STOCK PLAN

(Full title of the plan)

Mary Colleen Brennan

Chief Financial Officer and Treasurer

3 Convery Blvd., Suite 600

Woodbridge, New Jersey 07095

(732) 791-5380

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Anne Berg

General Counsel

3 Convery Blvd., Suite 600

Woodbridge, New Jersey 07095

Stephen T. Burdumy

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share	1,000,000	$3.44	$3,440,000	$346.41

(1)                 The number of shares of common stock, par value $0.0001 per share (“Common Stock”), of Lime Energy Co. (the “Registrant”), stated above consists of additional shares of Common Stock reserved under the Lime Energy Co. Long-Term Incentive Plan (the “Plan”) pursuant to an amendment to increase the number of shares available for issuance under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock as may be issuable in connection with share splits, share dividends or similar transactions.

(2)                 Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based upon the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Select Market on October 28, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an additional 1,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), of Lime Energy Co. (the “Company” or the “Registrant”) that may be offered pursuant to the Company’s 2008 Long-Term Incentive Plan (the “Plan”).

The contents of the Registrant’s previously filed Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2008 (Registration No. 333-151470), January 28, 2009 (Registration No. 333-156998), and September 3, 2010 (Registration No. 333-169180) are hereby incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)                              The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

(b)                              The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, respectively;

(c)                               The Company’s Current Reports on Form 8-K filed on March 30, 2015 (two reports); April 3, 2015; April 24, 2015; May 8, 2015; June 8, 2015 (amendment); June 22, 2015; July 13, 2015; July 30, 2015; and August 13, 2015; and

(d)                              The description of the Company’s Common Stock, $0.0001 par value per share, contained in the Company’s Registration Statement on Form 8-A (File No. 001-16265) filed with the Securities and Exchange Commission on February 21, 2008, as amended and updated in the Company’s Current Report on Form 8-K filed on June 30, 2014, and including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable

Item 6.   Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”) specifies that the Company shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the Bylaws is deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the Bylaws may be effected by the affirmative vote of the holders of a majority in interest of all our outstanding capital stock entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The Bylaws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of the DGCL, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

The Company’s Certificate of Incorporation, as amended, limits the liability of our directors as authorized by Section 102(b)(7). To amend such provisions we would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our capital stock.

We have obtained liability insurance for the benefit of our directors and officers that provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 8.   Exhibits.

The Exhibit Index that follows the signature page to this Registration Statement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of New Jersey, on October 30, 2015.

LIME ENERGY CO.

By:	/s/ Mary Colleen Brennan
Mary Colleen Brennan
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints C. Adam Procell and Mary Colleen Brennan, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/C. Adam Procell	President and Chief Executive	October 30, 2015
C. Adam Procell	Officer (principal executive officer)

Chief Financial Officer, Treasurer
/s/ Mary Colleen Brennan	and Corporate Secretary (principal	October 30, 2015
Mary Colleen Brennan	financial officer and principal
accounting officer)

/s/ Andreas Hildebrand	Chairman of the Board	October 30, 2015
Andreas Hildebrand

/s/ Gregory T. Barnum	Director	October 30, 2015
Gregory T. Barnum

/s/ Christopher W. Capps	Director	October 30, 2015
Christopher W. Capps

/s/ Richard P. Kiphart	Director	October 30, 2015
Richard P. Kiphart

/s/ Peter Macdonald	Director	October 30, 2015
Peter Macdonald

/s/ Tommy Mike Pappas	Director	October 30, 2015
Tommy Mike Pappas

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Lime Energy Co. 2008 Long-Term Incentive Plan, as amended (incorporated herein by reference to Annex B to our Definitive Information Statement on Form DEF 14C filed on September 23, 2015).

5.1*	Opinion of Drinker Biddle & Reath LLP.

23.1*	Consent of counsel (included in Exhibit 5.1).

23.2*	Consent of BDO USA, LLP.

24.1*	Powers of Attorney (contained on the signature page hereto).

* Filed herewith